Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 85 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Bond Fund, Inc., and to the incorporation by reference of our report, dated May 23, 2017, on Federated Municipal Bond Fund, Inc. (formerly, Federated Municipal Securities Fund, Inc.) included in the Annual Shareholder Report for the fiscal year ended March 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 25, 2017